UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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HeartSciences Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The following disclosures in this proxy supplement (the “Supplement”) supplement, and should be read in conjunction with, the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”) of HeartSciences Inc. (“HeartSciences”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2026 in connection with the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of June 23, 2026 (as amended, the “Merger Agreement”), by and among HeartSciences, Fortitude Mining Holdings, Inc. (“Fortitude Seller”), Fortitude Mining HoldCo, LLC and Cordis Acquisition, LLC. The Definitive Proxy Statement should be read in its entirety, as supplemented by this Supplement. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All other information in the Definitive Proxy Statement remains unchanged. Terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

The purpose of the following supplemental disclosures is, among other things, to (i) provide additional information regarding the members of the board of directors (“Combined Company Board”) of HeartSciences following the consummation of the Transactions (the “Combined Company”) and the committees of the Combined Company Board and (ii) provide additional information regarding employment arrangements between Fortitude Mining, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Fortitude Seller, which will become a subsidiary of the Combined Company upon consummation of the Transactions, and certain of its officers.

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1.	The second and third paragraphs of the sub-section “Executive Officers and Directors of the Combined Company Following the Consummation of the Transactions” on Page 197 of the Definitive Proxy Statement are hereby amended and restated in their entirety as follows:

The Combined Company Board will initially be fixed at nine members, consisting of (i) two current members of the HeartSciences Board, namely Andrew Simpson and David Wells (who currently meets and is expected to continue to meet the independence standards required by Nasdaq), and (ii) seven other members designated by DCG, in its capacity as sole stockholder of Fortitude Seller, pursuant to Fortitude Seller’s rights under the Merger Agreement and subject to applicable Nasdaq requirements, namely Elizabeth B. Higgins, Simon Koster, Jaime Leverton, Mark Shifke, Julie Stitzel, Simcha Wurtzel and Jason Yacavone. Following the consummation of the Transactions the Combined Company Board is expected to maintain the staggered board structure of the current HeartSciences Board. Mr. Simpson and Mr. Wells will be in the class of directors up for election at the first annual meeting of the Combined Company after consummation of the Transactions.

The following table sets forth the name, age as of November 9, 2026 and position of each of the individuals who is expected to serve as a director or executive officer of the Combined Company following the Closing.

Name	Age	Position(s)
Executive Officers
Jaime Leverton	49	Chief Executive Officer, Director
Erik Ellingson	38	Chief Financial Officer
Andrea Childs	47	Chief Operating Officer
Kimberly Pittman	55	Chief Legal Officer
Stephanie Marchioni	50	Chief Human Resources Officer

Employee Directors
Andrew Simpson	58	Director

Non-Employee Directors
Elizabeth B. Higgins	57	Director
Simon Koster	45	Director
Mark Shifke	67	Director
Julie Stitzel	48	Director
David R. Wells	64	Director
Simcha Wurtzel	45	Director
Jason Yacavone	47	Director

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2.	The sub-section entitled “Non-Employee Directors” on Pages 199-200 of the Definitive Proxy Statement is hereby amended and supplemented to add the following:

Non-employee Directors

Elizabeth B. Higgins. Ms. Higgins currently serves as Executive Vice President and Chief Financial Officer of Oglethorpe Power Corporation, a member-owned wholesale power provider. She joined Oglethorpe in April 1997 and has served as Chief Financial Officer since July 2004 and as Executive Vice President since October 2008. At Oglethorpe, Ms. Higgins previously served as Senior Vice President, Finance and Planning; in vice president roles involving strategic planning, rates, analysis and member relations; and as Vice President and Assistant to the Chief Executive Officer. Before joining Oglethorpe, she was a project manager at Southern Engineering and a senior consultant at Deloitte & Touche and Energy Management Associates. Her experience includes financial reporting, internal controls, capital markets and financing large power-infrastructure projects. Ms. Higgins holds an MBA with a concentration in Finance from Georgia State University and a B.S. in Industrial Engineering, from the Georgia Institute of Technology. The HeartSciences Board has concluded Ms. Higgins is well-qualified to serve on the Combined Company Board due to her utility finance and capital-markets experience, her risk and internal controls responsibilities, and her work financing large-scale power projects.

David R. Wells. Since December 2022, David R. Wells, has served as a director of HeartSciences. Mr. Wells has also served as the Fractional Chief Financial Officer of Fusemachines Inc. since September 2026, and the Fractional Chief Financial Officer of Global Innovative Platforms Inc. since October 2026. Since May 2026, Mr. Wells has served as Chief Financial Officer and a member of the board of directors of Functional Brands Inc. (OTC: MEHA). He previously served as the Chief Financial Officer of Envoy Medical, Inc., a publicly traded medical device company in the hearing health space, from August 2023 to May 2025. Also, Mr. Wells is a partner of Atlas Bookkeeping, LLC, a technology based financial services firm providing bookkeeping and reporting for emerging growth and small cap public and privately held companies, which he founded in October 2022. Prior to that, Mr. Wells served as the Chief Financial Officer of GHS Investments, LLC, a privately held “super value” fund focused on small to mid-cap companies, from June 2021 to September 2022, and served as the Chief Financial Officer of ENDRA Life Sciences Inc., a publicly traded clinical diagnostics technology company, initially on an interim basis beginning in May 2014, and on a continuing basis beginning in 2017 until June 2021. Mr. Wells was the founder of Wells Compliance Group, a technology-based services firm supporting the financial reporting needs of publicly traded companies and privately held firms whose investor or shareholder base required timely GAAP-compliant financial reporting. During his time at StoryCorp Consulting, Inc. (d/b/a/ Wells Compliance Group) from September 2009 to June 2021, Mr. Wells consulted with several emerging growth publicly traded companies. He possesses over 30 years of experience in finance, operations and administrative positions. Mr. Wells holds an MBA from Pepperdine University and a BS in Finance and Entrepreneurship from Seattle Pacific University. The HeartSciences Board has concluded that Mr. Wells’ extensive experience with public company accounting and financial matters, capital markets and corporate governance will provide valuable knowledge to the Combined Company Board.

Simcha Wurtzel. Mr. Wurtzel has served as Chief Financial Officer and Treasurer of RECAP Investment Management Solutions, Inc. (also known as RECAP IM Solutions LLC), a privately held provider of software for real estate investment management since February 2023. From 2013 to 2021, Mr. Wurtzel held finance leadership roles with DCG and Grayscale Investments, including service as principal financial officer of Grayscale. He also held chief financial officer and board roles with SecondMarket Inc. and Genesis Global Trading Inc. and served for several years as secretary to DCG’s board. He has more than 25 years of experience in accounting, financial reporting, audit, internal controls, treasury, tax and corporate finance. He holds a B.S. in Accounting from Touro College (2006). The HeartSciences Board has concluded Mr. Wurtzel is well-qualified to serve on the Combined Company Board due to his accounting, financial reporting, treasury and internal-control experience, including financial leadership at digital-asset businesses.

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3.	The second paragraph in the sub-section entitled “Controlled Company Exemption; Director Independence” on Page 201 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Following the Transactions, the Combined Company intends to rely on such exemptions. Elizabeth B. Higgins, David R. Wells and Simcha Wurtzel are expected to be independent directors as defined in the Nasdaq Listing Rules and applicable SEC rules. The Combined Company expects that, at any time when the Chair of the Combined Company Board is not independent, the independent directors of the Combined Company will designate an independent member of the Combined Company Board to serve as the Lead Independent Director of the Combined Company Board. Following the Closing, Jaime Leverton is expected to serve as the Chief Executive Officer of the Combined Company, Mark Shifke is expected to serve as Chair of the Combined Company Board, and the independent directors of the Combined Company are expected to designate Simcha Wurtzel to serve as the Lead Independent Director. See “Risk Factors — Risks Related to the Combined Company — The Combined Company will rely on exemptions from certain Nasdaq corporate governance rules for controlled companies.”

4.	The sub-section entitled “Committees of the Combined Company Board” on Page 201 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

Committees of the Combined Company Board

Following the Closing, the Combined Company Board will establish a standing audit committee, compensation committee and nominating and corporate governance committee of the Combined Company Board in accordance with the Nasdaq corporate governance requirements. Following the Closing, Elizabeth B. Higgins, David R. Wells and Simcha Wurtzel are expected to serve on the audit committee of the Combined Company Board. Each such member expected to serve on the audit committee of the Combined Company Board is financially literate and would qualify as the “audit committee financial expert” as defined in applicable SEC rules. The Combined Company Board expects to name at least one member of the audit committee of the Combined Company Board as the “audit committee financial expert.” Following the Closing, Mark Shifke, Simon Koster and Jason Yacavone are expected to serve on the compensation committee of the Combined Company Board. Following the Closing, Mark Shifke, Julie Stitzel, Simon Koster and Jason Yacavone are expected to serve on the nominating and corporate governance committee of the Combined Company Board.

5.	The sub-section entitled “Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Transactions” on Page 201 of the Definitive Proxy Statement is hereby amended and supplemented to add the following:

Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Transactions

Erik Ellingson, the current Chief Financial Officer of Fortitude Seller, is expected to become the Chief Financial Officer of the Combined Company following the Closing. Mr. Ellingson has entered into an employment agreement dated October 26, 2026 with Fortitude Mining, LLC effective as of October 26, 2026. Stephanie Marchioni, the current Chief Human Resources Officer of Fortitude Seller, is expected to serve as Chief Human Resources Officer of the Combined Company following the Closing. Ms. Marchioni has entered into an employment agreement dated October 26, 2026 with Fortitude Mining, LLC, effective as of October 26, 2026. The material terms of Mr. Ellingson’s and Ms. Marchioni’s employment agreements are summarized below.

Employment Agreement with Erik Ellingson

Under Mr. Ellingson’s employment agreement (the “Ellingson Employment Agreement”), Mr. Ellingson serves as the Chief Financial Officer of Fortitude Mining and, following the Closing, shall serve as the Chief Financial Officer of the Combined Company, reporting to the Chief Executive Officer of the Combined Company. Mr. Ellingson is permitted to work remotely from his residence in Illinois.

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Pursuant to the terms of the Ellingson Employment Agreement, Mr. Ellingson is entitled to an annual base salary of $425,000, subject to annual review, and is eligible for a discretionary annual bonus with a target opportunity equal to 100% of his base salary, a threshold opportunity equal to 50% of target and a maximum opportunity equal to 150% of target. His annual bonus for 2026 will be prorated based on the number of full months he is employed during 2026.

Subject to approval by the Combined Company Board and his continued employment through the grant date, as soon as practicable following the Closing, Mr. Ellingson will be granted an option under the Combined Company’s equity incentive plan to purchase a number of shares of Class A Common Stock equal to 0.75% of the Combined Company’s outstanding shares of Class A Common Stock and Class V Common Stock, combined, as of the grant date, vesting in four equal annual installments from a vesting commencement date of June 2, 2025 (the “Ellingson Option”). He is also eligible for annual long-term incentive awards at the discretion of the Combined Company Board. If Mr. Ellingson’s employment is terminated by Fortitude Mining without “Cause” or by him for “Good Reason” (each as defined in the Ellingson Employment Agreement) (a “Qualifying Termination”), subject to his execution and non-revocation of a release of claims and continued compliance with the agreement and his restrictive covenants, he will be entitled to accrued benefits and (i) a lump-sum payment equal to his then-current base salary plus target bonus; (ii) payment of the employer-paid portion of COBRA premiums at the rate applicable to active employees for up to 12 months, subject to earlier termination upon specified events; (iii) any earned but unpaid bonus for the prior year; (iv) a prorated bonus for the year of termination based on actual performance; and (v) accelerated vesting of equity awards scheduled to vest during the following 12 months if the termination occurs more than three months before or more than 12 months after a change of control, or accelerated vesting of all outstanding equity awards if the termination occurs during the period beginning three months before and ending 12 months after a change of control. The Transactions do not constitute a change of control under the Ellingson Employment Agreement. If he experiences a Qualifying Termination before the Ellingson Option is granted, he will receive a cash payment equal to the excess, if any, of the fair market value of the shares underlying the portion of the Ellingson Option that would have vested through his termination date had it been granted on June 2, 2025, over the aggregate exercise price of those shares, as determined by the Combined Company Board.

The Ellingson Employment Agreement includes continuing confidentiality and non-disparagement obligations and a 12-month post-termination restricted period covering non-competition obligations and customer non-solicitation obligations, as well as employee non-solicitation and no-hire obligations.

Employment Agreement with Stephanie Marchioni

Under Ms. Marchioni’s employment agreement (the “Marchioni Employment Agreement”), Ms. Marchioni serves as Chief Human Resources Officer of Fortitude Mining and, following the Closing, shall serve as the Chief Human Resources Officer of the Combined Company, reporting to the Chief Executive Officer.

Pursuant to the terms of the Marchioni Employment Agreement, Ms. Marchioni is entitled to an annual base salary of $300,000, subject to annual review, and is eligible for a discretionary annual bonus with a target opportunity equal to 50% of base salary, a threshold opportunity equal to 50% of target and a maximum opportunity equal to 200% of target. Her annual bonus for 2026 will be prorated based on the number of full months she is employed during 2026.

Subject to approval by the Combined Company Board and her continued employment through the grant date, as soon as practicable following the Closing, Ms. Marchioni will be granted restricted stock units under the Combined Company’s equity incentive plan with respect to a number of shares of Class A Common Stock having a grant date fair value of $150,000, vesting in four equal annual installments (the “Marchioni RSUs”). She is also eligible for annual long-term incentive awards at the discretion of the Combined Company Board. If Ms. Marchioni’s employment is terminated by Fortitude Mining without cause or by her for good reason (each as defined in the Marchioni Employment Agreement) (a “Qualifying Termination”), subject to her execution and non-revocation of a release of claims and continued compliance with the agreement and her restrictive covenants, she will be entitled to accrued benefits and (i) a lump-sum payment equal to her then-current base salary plus target bonus; (ii) payment of the employer-paid portion of COBRA premiums at the rate applicable to active employees for up to 12 months, subject to earlier termination upon specified events; (iii) any earned but unpaid bonus for the prior year; (iv) a prorated bonus for the year of termination based on actual performance; and (v) accelerated vesting of equity awards scheduled to vest during the following 12 months if the termination occurs more than three months before or more than 12 months after a change of control, or accelerated vesting of all outstanding equity awards if the termination occurs during the period beginning three months before and ending 12 months after a change of control. The Transactions do not constitute a change of control under the Marchioni Employment Agreement. If she experiences a Qualifying Termination before the Marchioni RSUs are granted, she will receive $37,500 in cash in lieu of that award.

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The Marchioni Employment Agreement includes continuing confidentiality and non-disparagement obligations and a 12-month post-termination restricted period covering non-competition and customer non-solicitation obligations, as well as employee non-solicitation and no-hire obligations.

The paragraph beginning “As of the date of this Proxy Statement, definitive compensatory arrangements for Erik Ellingson and Stephanie Marchioni” on Page 203 of the Definitive Proxy Statement is hereby deleted in its entirety.

6.	The beneficial ownership table under the heading “PRINCIPAL SHAREHOLDERS OF THE COMBINED COMPANY” on Page 215 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

	Class A Common		Class V Common		Percentage of Total
Name and Address of Beneficial Owner	Stock Number of Shares	Percentage of Class(1)	Stock Number of Shares	Percentage of Class(1)	Outstanding Voting Power(1)
Directors and Executive Officers:
Jaime Leverton	—	—	—	—	—
Erik Ellingson	—	—	—	—	—
Andrea Childs	—	—	—	—	—
Kimberly Pittman	—	—	—	—	—
Stephanie Marchioni	—	—	—	—	—
Elizabeth B. Higgins	—	—	—	—	—
Simon Koster	—	—	—	—	—
Mark Shifke	—	—	—	—	—
Andrew Simpson(2)	493,230	6.1%	—	—	*
Julie Stitzel	—	—	—	—	—
David R. Wells(3)	46,500	*	—	—	*
Simcha Wurtzel	—	—	—	—	—
Jason Yacavone	—	—	—	—	—
All directors and executive officers as a group (13 individuals)	539,730	6.6%	—	—	*
Greater than Five Percent Holders:
Digital Currency Group, Inc.(4)	878,007	11.43%	107,407,836	100%	94.1%

7.	The following disclosure is hereby added as the last paragraph on Page 141 of “PROPOSAL 5 – THE PLAN AMENDMENT PROPOSAL” included on Pages 139-143 of the Definitive Proxy Statement:

All share numbers and per-share prices in the Plan Amendment Proposal, including the 13,160,000-share reserve, the limit of 1,229,156 shares underlying outstanding awards, the 13,160,000-share incentive stock option limit and the $3.02 closing price as of October 16, 2026, are presented on a pre-reverse stock split basis. If the reverse stock split described in “Proposal 4 – The Reverse Stock Split Proposal” is effected, Section 13(a) of the Amended and Restated Equity Plan provides that the administrator will make appropriate adjustments to the number of shares that may be delivered under the plan, the numerical share limits in Section 3 of the plan and the number and price of shares covered by outstanding awards.

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8.	The first paragraph and accompanying table and footnotes presented in Note 3 of the “NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” on Page 189 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

The total preliminary estimated purchase price for the acquisition has been calculated as follows (in thousands):

Estimated fair value of total equity consideration(i)	$20,692
Estimated fair value attributed to precombination services for HeartSciences equity awards(ii)	5,384
Estimated fair value of consideration transferred	$26,076

(i) The estimated fair value of total equity consideration of $20,692 included in the total fair value of consideration transferred is based on HeartSciences’ closing share price of $3.04 as of October 8, 2026. The estimated fair value of HeartSciences Common Stock, the accounting acquiree, is used to measure the consideration transferred in this reverse acquisition, as HeartSciences’ stock price is more reliably measurable than the value of the equity interests of Fortitude Seller, which is not publicly traded prior to the Transactions. The equity portion of the purchase price will be based on the market price and number of HeartSciences Common Stock outstanding upon the Closing, inclusive of any equity awards or other instruments which convert, vest or otherwise accelerate in connection with closing, and may change materially from the amounts shown herein, which difference could materially impact the amount of intangibles and goodwill recognized.

(ii) The estimated fair value attributed to precombination services for HeartSciences equity awards is inclusive of each HeartSciences equity award, including HeartSciences options, warrants and units, that remains outstanding and continue under substantially the same terms and conditions in effect immediately prior to Closing, unless otherwise specifically required by the terms of such instrument. Notwithstanding the consummation of the Transactions, if the fair market value of a share of HeartSciences common stock as of immediately prior to the consummation of the Transactions is equal to or less than the $5.00 exercise price of the Reg A warrants, the Reg A warrants will remain outstanding and exercisable in accordance with their terms. Based on the expected treatment of the Transaction as a reverse acquisition, the HeartSciences options and warrants are treated as exchanged for replacement awards of the Combined Company for accounting purposes. The portion of the fair value-based measure of the replacement awards that is attributable to precombination vesting is purchase consideration and estimated to be $5,384, which consists of $2,135 related to options and $3,249 related to warrants and units. The fair value of the instruments was estimated using a Black-Scholes option pricing model.

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Additional Information About the Proposed Transaction and Where to Find It

Communications related to each of Fortitude and HeartSciences, their respective businesses and the Proposed Transaction may be deemed solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, on October 19, 2026, HeartSciences filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”), and may file additional relevant materials with the SEC from time to time. HeartSciences has mailed the Definitive Proxy Statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Proposed Transaction. INVESTORS AND SHAREHOLDERS OF HEARTSCIENCES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT HEARTSCIENCES HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEARTSCIENCES AND THE PROPOSED TRANSACTION. COMMUNICATIONS THAT DO NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION AND RELATED MATTERS ARE NOT INTENDED TO PROVIDE THE BASIS FOR ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF SUCH MATTERS. The Definitive Proxy Statement, the preliminary proxy statement and other relevant materials in connection with the Proposed Transaction (when they become available), and any other documents filed by HeartSciences with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC or by sending a request to the HeartSciences Investor Relations Department at investorrelations@heartsciences.com.

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Cautionary Note Regarding Forward-Looking Information

Communications may contain forward-looking statements concerning HeartSciences, Fortitude and the Proposed Transaction and other matters. These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “expect,” “design,” “plan,” “will,” “would,” “believe,” “estimate,” “goal,” “intend,” and other words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. All statements contained in such communication that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of such communication and are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements, which may include, without limitation, the following: the risk that the Proposed Transaction may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to the closing of the Proposed Transaction, including obtaining the requisite approval of the HeartSciences shareholders; market, macroeconomic, or other conditions that could adversely affect either HeartSciences or Fortitude, or the combined company; risks related to the integration of the two companies and the management of a newly public company; risks relating to Fortitude’s operations and business, including the highly volatile nature of the price of Zcash and other cryptocurrencies; and risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally. Additional factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements in such communications are discussed in the Definitive Proxy Statement, the preliminary proxy statement, HeartSciences’ 2026 Annual Report on Form 10-K, filed with the SEC on July 23, 2026, HeartSciences’ Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2026, filed with the SEC on September 14, 2026, and other HeartSciences’ reports filed with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements. Each of HeartSciences and Fortitude expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. Any forward-looking statements made in such communications are made as of the date of the communication.

Participants in the Solicitation

HeartSciences and Fortitude, their respective directors and executive officers, and certain executive officers of DCG may be deemed to be participants in the solicitation of proxies from HeartSciences’ shareholders with respect to the Proposed Transaction. Information regarding the identity of the potential participants, and their direct or indirect interests in the Proposed Transaction, by security holdings or otherwise, is set forth in the Definitive Proxy Statement and other materials that have been or may be filed with the SEC in connection with the Proposed Transaction.

In the ordinary course of business, Fortitude currently sells or otherwise monetizes all the digital assets that it mines, including ZEC. In addition, Fortitude and its affiliates and subsidiaries, including DCG, from time to time sell, pledge or otherwise monetize their digital asset holdings, including ZEC. The funds received from such sales, pledges, or other monetization activities are used to fund operating expenses and capital investments, as well as for other purposes, including to hedge exposures and realize investment gains.

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